EXHIBIT 99.1

Techwell Reports Fourth Quarter and Fiscal Year 2009 Financial Results

SAN JOSE, Calif., Feb. 4, 2010 (GLOBE NEWSWIRE) -- Techwell, Inc. (Nasdaq:TWLL), a leading designer of mixed signal video semiconductor solutions for the security surveillance and automotive infotainment markets, today announced financial results for the fourth quarter and fiscal year ended December 31, 2009.

Fourth Quarter and Fiscal 2009 Highlights:

  Reported record quarterly net revenue of $22.8 million for the fourth quarter of 2009

  Attained gross margin of 62 percent in the fourth quarter

  Achieved fourth quarter GAAP net income per diluted share of $0.16 and non-GAAP net income per diluted share of $0.22

  Recorded fiscal year net revenue of $63.2 million

  Generated cash of $17.3 million in 2009

Fourth Quarter 2009 Results

Total revenue for the fourth quarter of 2009 was $22.8 million, compared to revenue of $16.5 million in the fourth quarter of 2008 and $18.0 million in the third quarter of 2009. Total revenue consisted of $15.4 million in security surveillance, $5.2 million in automotive and $2.2 million in consumer.

Gross margin for the fourth quarter was 62 percent as compared to 61 percent in the preceding quarter and 62 percent in the same period a year ago. Operating expenses for the fourth quarter totaled $9.4 million, or 41 percent of total revenue, including approximately $350 thousand in tape out expense for new products. This compares to operating expenses of $9.1 million, or 51 percent of revenue, in the preceding quarter and $8.5 million, or 52 percent of revenue, in the same period a year ago.

Commenting on the fourth quarter, Hiro Kozato, Techwell's President and Chief Executive Officer, stated, "During the quarter, the macroeconomic environment continued to improve providing a positive impact to our core security surveillance business, as well as our emerging automotive infotainment display business. Security surveillance revenue increased from our original expectations as several of our customers increased orders in the quarter. Similarly, demand for our automotive infotainment display products outpaced our expectations in the quarter as we experienced strong demand from both our OEM and after-market customers."

Net income for the fourth quarter of 2009 was $3.7 million, or $0.16 per diluted share. This compares to net income in the third quarter of 2009 of $1.1 million, or $0.05 per diluted share, and net income of $1.6 million, or $0.07 per diluted share, in the fourth quarter of 2008. The effective GAAP tax rate for the fourth quarter of 2009 was 27 percent.

Techwell also reports net income and net income per share on a non-GAAP basis. Non-GAAP net income excludes stock-based compensation expenses, net of taxes. Non-GAAP net income for the fourth quarter of 2009 was $5.1 million, or $0.22 per share. This compares to non-GAAP net income in the third quarter of 2009 of $3.0 million, or $0.13 per share, and non-GAAP net income of $3.2 million, or $0.14 per diluted share in the fourth quarter of 2008. The reconciliation between GAAP and non-GAAP results is provided below in a table immediately following the GAAP Condensed Consolidated Statement of Operations.

Cash and cash equivalents, short and long term investments increased by $4.3 million in the fourth quarter, totaling approximately $94.5 million as of December 31, 2009, compared to approximately $90.2 million as of September 30, 2009 and $81.4 million as of December 31, 2008.

Fiscal 2009 Results

For the full year 2009, revenue was $63.2 million, compared to revenue of $67.6 million in 2008, which represents a year-over-year decline of approximately seven percent. However, revenue for the second half of 2009 of $40.8 million increased by 16 percent over the same period last year. Revenue within each of the Company's product lines in 2009 consisted of $44.5 million in security surveillance, $12.4 million in automotive and $6.2 million in consumer.

Gross margin for the full year of 2009 was 61 percent, compared to gross margin of 62 percent in 2008. Operating expenses totaled $34.4 million or 54 percent of total revenue in 2009, as compared to $31.8 million, or 47 percent of revenue in 2008.

Net income for 2009 was $3.6 million, or $0.16 per diluted share, which included pre-tax stock based compensation expenses of $7.7 million. This compares to 2008 net income of $7.8 million, or $0.35 per diluted share, which included pre-tax stock-based compensation expenses of $7.3 million.

Business Outlook

Mr. Kozato concluded, "We remain focused on future revenue growth by investing in our two key end markets, security surveillance and automotive infotainment displays. We have a robust new product pipeline that increases our total addressable market as well as new technologies under development that will allow us to build upon our leadership positions. Looking forward, we expect our results in the first quarter of 2010 to reflect normal seasonality. As a result, we expect revenue for the first quarter of 2010 to range between $19.5 million to 20.5 million." Additional financial details regarding the Company's business outlook will be provided during its conference call at 2:15 P.M. Pacific Time (PT) today, February 4, 2010.

Fourth Quarter 2009 Conference Call and Webcast Information

Techwell, Inc. will host a conference call with the financial community today, February 4, 2010, at 2:15 P.M. Pacific Time (PT), 5:15 P.M. Eastern Time (ET). The conference call will be broadcast live on the Company's Investor Relations website at http://www.techwellinc.com. Those parties interested in participating via telephone should dial 1-800-299-0433 with the conference ID number 19585882. International participants should dial 1-617-801-9712 and provide the same pass code at the prompt. A telephonic replay of the call will be available approximately two hours after the end of the call and will be available until midnight ET on Thursday, February 11, 2010. The replay number is 1-888-286-8010 with a pass code of 57445449. International callers should dial 1-617-801-6888 and enter the same pass code at the prompt. An archived version of the webcast will also be available on the Company's website.

Forward-Looking Statements

This press release and related conference call contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may be identified by terminology such as may, will, could, should, anticipate and expect and the negative of these terms or other similar expressions. These are statements that relate to future events and include, but are not limited to Techwell's leadership position and growth prospects in the security surveillance and automotive infotainment markets, increased demand for its products, its release of new products, its product pipeline, an increase in its addressable market and statements related to anticipated seasonality and its financial results for the first quarter of 2010. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in these forward-looking statements. These risks and uncertainties include but are not limited to: a determination, upon completion of further quarterly closing and review procedures, that the financial results for the fourth quarter and full fiscal year of 2009 are different than the results set forth in this press release, Techwell's dependence on increased demand for digital video applications for the security surveillance, automotive and consumer markets, the potential decline in average selling prices for Techwell's products, competition, dependence on key and highly skilled personnel, the ability to develop new products, as well as other risks detailed from time to time in its SEC filings, including those described in Techwell's Quarterly Report on Form 10-Q filed on November 6, 2009 with the Securities and Exchange Commission. Statements included in this release are based upon information known to Techwell as of the date of this release, and Techwell assumes no obligation to update information contained in this press release.

About Techwell

Techwell is a fabless semiconductor company that designs, markets and sells mixed signal video semiconductor solutions for the security surveillance and automotive infotainment markets.  Headquartered in San Jose, CA, Techwell currently has over 200 employees in the U.S., China, Japan, South Korea and Taiwan. Please visit www.techwellinc.com for more information.

Techwell, Inc. and the Techwell, Inc. logo are trademarks of Techwell, Inc.  All other trademarks are the property of their respective owners.

TECHWELL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

Revenues	$22,782	$16,503	$63,174	$67,636

Cost of Revenues	8,688	6,224	24,665	25,647

Gross Profit	14,094	10,279	38,509	41,989

Operating Expenses
Research and development	5,563	4,905	19,470	17,104
Selling, general and administrative	3,830	3,623	14,920	14,656
Total operating expenses	9,393	8,528	34,390	31,760

Income from operations	4,701	1,751	4,119	10,229
Interest income	318	480	1,373	2,282

Income before income taxes	5,019	2,231	5,492	12,511
Provision for income taxes	1,340	673	1,867	4,724

Net income	$3,679	$1,558	$3,625	$7,787

Net income per share
Basic	$0.17	$0.07	$0.17	$0.37
Diluted	$0.16	$0.07	$0.16	$0.35

Weighted average shares used in computing net income per share:
Basic	21,765	21,284	21,545	21,112
Diluted	22,592	22,050	22,321	22,067

TECHWELL, INC.
RECONCILIATION OF GAAP NET INCOME/(LOSS)
TO NON-GAAP NET INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

GAAP net income	$3,679	$1,558	$3,625	$7,787

Stock-based compensation expense:
Cost of revenues	122	126	483	492
Research and development	1,313	886	3,939	3,339
Selling, general and administrative	827	892	3,269	3,506
Total stock-based compensation expenses	2,262	1,904	7,691	7,337

Tax effect	(883)	(283)	(1,838)	(1,793)

Non-GAAP net income	$5,058	$3,179	$9,478	$13,331

Non-GAAP net income per share:
Basic	$0.23	$0.15	$0.44	$0.63
Diluted	$0.22	$0.14	$0.42	$0.60

Weighted average shares used in computing Non-GAAP net income per share:
Basic	21,765	21,284	21,545	21,112
Diluted	22,592	22,050	22,321	22,067

In addition to disclosing financial results calculated in accordance with U. S. generally accepted accounting principles (GAAP), the operating results presented contain non-GAAP financial measures that exclude the income statement effects of stock-based compensation expense.

We believe that the non-GAAP measures, excluding stock-based compensation expense, when viewed in addition to and not in lieu of our reported GAAP results, assist investors in understanding our results of operations. We believe non-GAAP measures provide useful supplemental information for investors to evaluate our operating results in the same manner as the research analysts that follow Techwell, all of whom present non-GAAP projections in their published reports. As such, non-GAAP measures provided by Techwell facilitate a more direct comparison of its performance with the financial projections published by the analysts. However, non-GAAP measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

TECHWELL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31, 2009	December 31, 2008
	(unaudited)	(audited)
Assets
Current Assets:
Cash and cash equivalents	$6,404	$44,485
Short-term investments	53,093	17,582
Accounts receivable	926	1,985
Inventory	7,937	4,780
Deferred income tax assets	652	1,353
Prepaid expenses and other current assets	1,616	1,200
Total Current Assets	70,628	71,385

Property and equipment - net	1,033	1,290
Long-term investments	34,967	19,350
Deferred income tax assets	4,796	4,031
Goodwill	756	--
Purchased intangible assets	3,300	--
Other assets	241	1,308
Total	$115,721	$97,364

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$5,529	$2,221
Accrued expenses and other liabilities	6,174	2,117
Total Current Liabilities	11,703	4,338

Long-term Liabilities:
Other	72	122
Total Liabilities	11,775	4,460

Stockholders' Equity:
Common stock	22	21
Additional paid-in capital	87,594	80,240
Deferred stock-based compensation	--	(19)
Accumulated other comprehensive income	212	169
Retained earnings	16,118	12,493
Total Stockholders' Equity	103,946	92,904
Total	$115,721	$97,364

CONTACT:  Techwell, Inc.
          Mark Voll, Chief Financial Officer
            (408) 435-3888
            investor@techwellinc.com
          Investor Contact:
          Tom Krause, Investor Relations
            (650) 799-7465
            investor@techwellinc.com